Sprague Resources LP 185 International Drive Portsmouth, NH 03801 Sprague Resources Holdings LLC 185 International Drive Portsmouth, NH 03801 Axel Johnson Inc. 155 Spring Street, 6th Floor New York, NY 10012 January 23, 2020 Re: Payment in Respect of Incentive Distributions Rights in Respect of the Quarter Ended December 31, 2019 Ladies and Gentlemen: Reference is made to the First Amended and Restated Agreement of Limited Partnership of Sprague Resources LP, a Delaware limited partnership (the “Partnership”), dated as of October 30, 2013 (as amended by Amendment No. 1, dated as of October 30, 2013, and Amendment No. 2, dated as of October 25, 2019, the “Partnership Agreement”). Sprague Resources Holdings LLC, a Delaware limited liability company (“Sprague Holdings”), the general partner of the Partnership and a wholly-owned subsidiary of Axel Johnson Inc., a Delaware corporation, currently holds all the Incentive Distribution Rights in the Partnership. Capitalized terms used herein and not defined in this letter shall have the respective meanings ascribed to such terms under the Partnership Agreement. The undersigned parties hereby agree that: 1. If and to the extent that the Board of Directors declares a cash distribution in respect of the Quarter ended December 31, 2019, in lieu of a distribution in cash in respect of such Quarter in respect of the Incentive Distribution Rights held by Sprague Holdings, the Partnership shall issue to Sprague Holdings, and Sprague Holdings shall accept, a number of Common Units, which Common Units shall constitute satisfaction in full of the distribution in respect of the Incentive Distribution Rights for such Quarter, which, in the aggregate, have a Market Value that is equivalent to the amount of the cash distribution that Sprague Holdings would have been otherwise entitled to receive in respect of the Incentive Distribution Rights in respect of such Quarter pursuant to the Partnership Agreement. For purposes of this Letter Agreement and the determination hereunder of the number of Common Units to be issued to Sprague Holdings, the “Market Value” of the Common Units shall be computed based upon the lesser of an incentive distribution rights cash payment of $2,055,252 divided by the market price on close of business on 1/23/20 or the number of units based on the 10-day volume weighted average price ending 12/31/19. No fractional Units shall be issued pursuant to this Letter Agreement, and Sprague Holdings shall receive cash in lieu of any fractional shares that may otherwise result under this Paragraph 1. 2. The Partnership shall issue to Sprague Holdings the number of Common Units as set forth in Paragraph 1 above (and make a cash payment in lieu of fractional shares, if any) on the date that payment is made to the holders of Common Units of the cash distribution with respect to the Quarter ended December 31, 2019. This letter agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. Please confirm your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto. [Signature Page Follows]

Very truly yours, SPRAGUE RESOURCES LP By: Sprague Resources GP LLC, its general partner Paul Scoff Paul Scoff (Jan 23, 2020) By: Name: Paul A. Scoff Title: Vice President, General Counsel, Chief Compliance Officer & Secretary ACKNOWLEDGED AND AGREED: SPRAGUE RESOURCES HOLDINGS LLC Paul Scoff By: Paul Scoff (Jan 23, 2020) Name: Paul A. Scoff Title: Vice President, General Counsel, Chief Compliance Officer & Secretary AXEL JOHNSON INC. Michael D. Milligan By: Michael D. Milligan (Jan 23, 2020) Name: Michael D. Milligan Title: President and Chief Executive Officer Signature Page to Incentive Distribution Right Payment Letter Agreement